UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

FINANCIAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

EPILOG IMAGING SYSTEMS, INC.
(Exact name of small business issuer as specified in its charter)

Delaware	27- 2957582
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

333 W. San Carlos St., San Jose, CA	95110
(Address of principal executive office)	(Postal Code)

1-877-374-5642

(Issuer’s telephone number, including area code)

Common Stock issued pursuant to Regulation A as of filing

(Title of each class of securities issued pursuant to Regulation A)

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K of Epilog Imaging Systems, Inc., a Delaware corporation, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors discussed in this Annual Report.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

As used in this Annual Report, the terms “we”, “us”, “our”, “Epilog”, and the “Company”, means Epilog Imaging Systems, Inc., unless otherwise indicated. All dollar amounts in this Annual Report are expressed in U.S. dollars, unless otherwise indicated.

Management Discussion and Analysis is intended to be read in conjunction with the Company’s financial statements and the integral notes (“Notes”) thereto for the year ended December 31, 2024. The following statements may be forward-looking in nature and actual results may differ materially.

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ITEM 1. DESCRIPTION OF BUSINESS

Overview

Epilog is an early stage artificial intelligence (“AI”) vision company developing edge AI devices and cloud software platforms that enable machines to interpret and act on visual data in real world environments. The Company focuses on applications in driver assistance and vision forensics where automated visual analysis can improve safety, efficiency, and operational insight. Epilog’s products combine specialized imaging hardware, edge computing, and cloud based software to deliver deployable AI systems capable of processing large volumes of visual data and converting it into actionable information. Through its automotive platform, SideCar and its Aperis vision product line, the Company is working towards building a unified technology architecture designed to support scalable AI vision solutions across multiple industries.

Our mission is to improve safety and efficiency by automating repetitive tasks through advanced vision based AI that converts visual data into actionable insights.

We currently focus on two primary markets: the automotive aftermarket industry and vision forensics. Our automotive product line currently includes one product, SideCar. SideCar is an AI vision driver assistance system designed as a retrofit solution for existing vehicles. SideCar integrates with driver assistance features such as lane keeping and adaptive cruise control to enhance driving safety and comfort. Our vision forensics product line currently includes two product offerings and is offered through our subsidiary, Aperis AI. These offerings include: (i) Vortex, an AI based vision compression and archiving system designed to significantly extend retention capacity, and (ii) CloseView, a high-resolution AI vision system designed for analyzing large spaces. In addition, Epilog has developed Wellcome, a patented contactless health-screening system that uses multispectral imaging technology. While Wellcome is part of our broader vision forensics technology platform, it is not currently a primary focus of our commercialization efforts.

We believe these markets are experiencing rapid growth driven by advances in AI vision systems, edge computing, and real time video analytics. We believe our integrated hardware and software architecture positions Epilog to capitalize on these trends as demand grows for deployable AI systems capable of operating reliably in real world environments.

Epilog was originally founded as Biotronix Corporation in 2010 as a Delaware holding company. On July 27, 2015, the Company changed its name to Epilog Imaging Systems, Inc., at which point active operations began. Our long term goal is to become a leader in AI vision technology by developing scalable, high-performance systems for a broad range of industries. Our core values of innovation, quality, scalability, customer focus, and integrity guide our operations and product development.

Our AI Development

Epilog develops its AI through a vertically integrated “Physical AI” stack that combines proprietary hardware, edge computing, and cloud infrastructure. Built on open-source frameworks, Epilog adds a custom layer of proprietary techniques designed to handle high-resolution and wide-area imagery. Data is captured from devices such as SideCar, Vortex, and CloseView, then processed directly on-device using edge AI to detect events and optimize bandwidth.

Epilog’s AI is optimized to minimize file sizes and networking requirements for large image streams while maintaining low computational overhead. It also incorporates persistent scene memory, cataloging events and enables devices to retain contextual awareness over time rather than processing each frame independently. Relevant data is transmitted to centralized systems for indexing and analysis, with continuous improvements deployed back to devices, enabling scalable, real-time vision intelligence across automotive, security, and healthcare environments.

Anticipated Products and Services

Automotive Product Line: SideCar

SideCar is a retrofit AI driver assistance device designed to bring advanced autonomous capabilities to existing vehicles already on the road. The system mounts inside the windshield behind the rearview mirror and integrates with a vehicle’s built in lane keeping assist (LKAS) and adaptive cruise control (ACC) systems to help manage steering, acceleration, and braking while the driver supervises the vehicle.

Using a combination of cameras, radar, and artificial intelligence vision processing, SideCar monitors lane markings, surrounding traffic, and road conditions in real time. The system assists with keeping the vehicle centered within its lane, adjusts speed based on traffic flow, and supports highway driving tasks that may help reduce driver fatigue. A driver facing vision system monitors driver alertness and can detect distraction or fatigue, prompting the driver if attention declines.

SideCar development has progressed from early prototypes and testing to beta deployments beginning in 2023 and continued refinement through 2024 and 2025. Initial market availability began in 2026, with installations taking place in operational vehicles and compatibility expanding across additional vehicle models. As of March 2026 13 units have been installed. The platform continues to evolve through ongoing software updates designed to improve perception, driving behavior, and system performance.

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Vision Forensics Product Line: Vortex

Vortex is an artificial intelligence powered video compression and analytics device designed to enable long term local and cloud based data archiving. The system provides operational insights through object detection and event recognition while significantly extending the storage capacity of vision systems.

Initially introduced in early 2025 and currently undergoing field testing, Vortex is designed to support customers with limited network bandwidth by shifting more processing and bandwidth management to the edge, thereby reducing reliance on cloud infrastructure. A customer portal enabling direct device purchases at retail pricing and enrollment in cloud subscription services is currently under development. The Company is working toward launching the updated Vortex platform in the second half of 2026.

Vortex targets the approximately $8 billion video cloud storage market. Elements of the Vortex architecture have already been incorporated into the Company’s Wellcome and CloseView products, which utilize internal vision processing capabilities rather than relying solely on external networked sensors.

Vision Forensics Product Line: CloseView

CloseView is a high resolution AI vision system designed for analyzing large spaces and complex environments where conventional vision systems may lack sufficient detail or situational awareness. The system combines advanced imaging sensors with AI based visual analysis to detect objects, track movement, and identify events across wide fields of view.

CloseView is intended for use in applications such as infrastructure monitoring, industrial facilities, transportation hubs, and large commercial properties. The system is designed to reduce the number of cameras required to monitor large spaces while enabling advanced video analytics and long term data retention when combined with the Vortex platform.

CloseView is currently in development and demonstration stages, with early systems being prepared for customer evaluation and pilot deployments in Q3 or Q4 of 2026.

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US Patents and Trademarks

The Company maintains a portfolio of intellectual property consisting of issued patents and trademarks covering imaging systems, camera assemblies, artificial intelligence technologies, and related software platforms. The Company currently holds 9 issued patents, two registered trademarks, and eight pending trademark applications. Certain patents list the company’s Chief Executive Officer, Michael Mojaver, as the named inventor and have been assigned to the Company.

CATEGORY	TECHNOLOGY/MARK	JURISDICTION	NO.	FILING DATE	ISSUE DATE	EXPIRATION DATE	STATUS
Patent	Super Resolution Binary Imaging and Tracking System	United States	9137433	9/19/2011	9/15/2015	1/3/2034	Issued
Patent	Compound Dome Camera Assembly	United States	9485395	10/19/2011	11/1/2016	8/4/2032	Issued
Patent	Compound Dome Camera Assembly	United States	10148916	10/31/2016	12/4/2018	10/19/2031	Issued
Patent	Super Resolution Binary Imaging and Tracking System	United States	10348963	9/8/2015	7/9/2019	9/19/2032	Issued
Patent	Super Resolution Imaging and Tracking System	United States	10404910	12/19/2014	9/3/2019	7/29/2032	Issued
Patent	Automated Digital Magnifier System With Hand Gesture Controls	United States	10599920	2/1/2017	3/24/2020	7/8/2037	Issued
Patent	Method and Apparatus for Obtaining Enhanced Resolution Images	United States	10924668	8/4/2017	2/16/2021	9/19/2031	Issued
Patent	Method and Apparatus for Obtaining Enhanced Resolution Images	United States	11689811	2/16/2021	6/27/2023	10/20/2031	Issued
Patent	Imaging Method and Device	United States	12328489	4/26/2023	6/10/2025	10/25/2041	Issued
Trademark	SIDECAR	United States	7482543	11/20/2020	8/20/2024	Perpetual	Registered
Trademark	SIDECAR	United States	7766483	6/17/2024	4/22/2025	Perpetual	Registered
Trademark	APERIS	United States	99622077	1/29/2026			Pending
Trademark	APERIS and Design	United States	99622252	1/29/2026			Pending
Trademark	CLOSEVIEW	United States	99622067	1/29/2026			Pending
Trademark	EPILOG	United States	99622058	1/29/2026			Pending
Trademark	SIDECAR	United States	99622044	1/29/2026			Pending
Trademark	SIDECAR Logo	United States	99622087	1/29/2026			Pending
Trademark	VORTEX	United States	99622030	1/29/2026			Pending
Trademark	WELLCOME	United States	99622020	1/29/2026			Pending

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Third Party AI and Licensing Agreements

The Company may utilize a variety of third-party software platforms such as those developed by Nvidia, Ubuntu, as well as open-source tools developed by Apache, BSD, and MIT.

Go-to-Market Strategy

Our go-to-market strategies include:

•	SideCar: D2C sales, partnerships with automotive retailers and installers, and distribution through aftermarket automotive channels. Epilog will support these efforts with digital marketing, social media outreach, and content-driven campaigns.

•	Vortex / CloseView: Direct sales to end users as well as through a dealer network, initially targeting integrators and infrastructure operators.

•	Wellcome: Partnerships with healthcare providers and digital health integrators as the product moves toward commercialization.

Future Roadmap

SideCar is currently available for purchase via drivesidecar.com, and we are developing a similar direct sales experience on aperis.ai for Vortex and CloseView. Across all products, our strategy includes both direct-to-consumer (D2C) and direct-to-business (D2B) channels.

In addition, we have built a strong pipeline of potential distributors and dealers who signed up during trade shows throughout 2025. While these relationships have not yet been actively engaged, they represent a valuable expansion channel as we move into broader commercialization and scale distribution efforts.

We expect to begin generating revenue in 2026. As demand increases, we intend to expand manufacturing capacity and begin planning production runs targeting approximately 1,000 units across the SideCar and Vortex platforms to support broader market deployment and expanded distribution channels this year. SideCar provides AI based driver assistance capabilities for existing vehicles, while Vortex enables long term video archiving and analytics for surveillance environments.

Our principal challenges include scaling operations to manufacture and deliver products at commercial volumes, providing customer support infrastructure, and addressing operational and technical challenges that may arise as adoption of SideCar, Vortex, and CloseView increases.

Competitors and Industry

The market for advanced driver-assistance and autonomous vehicle technologies is highly competitive and rapidly evolving. The Company competes with automotive manufacturers that offer factory-installed driver-assistance systems, such as Tesla, as well as companies developing autonomous driving platforms, including Waymo. The Company also competes with automotive suppliers that provide vision, and software-based solutions, including large Tier 1 suppliers and technology providers.

Many of these competitors have substantially greater financial, technical, and marketing resources, more established industry relationships, and longer operating histories than the Company, which may place the Company at a competitive disadvantage. Certain competitors focus on integrated systems offered in new vehicles, which may be priced at a premium relative to mass-market vehicles.

By contrast, the Company’s SideCar product is being designed as a potential aftermarket solution intended for integration with existing vehicles equipped with electronic steering, braking, and throttle controls. For illustrative purposes only, the Company is evaluating compatibility with widely available mass-market vehicles, such as the Toyota and Honda; however, actual compatibility, pricing, regulatory approval, and commercial viability remain subject to further development and testing.

We believe this represents a significant market opportunity. Millions of vehicles may be potentially compatible with SideCar. Assuming a target MSRP of $999, the Company estimates that its total addressable market could be in the multi-billion-dollar range; however, such estimates are subject to numerous assumptions and uncertainties.

Vortex targets the approximately $8B video cloud storage market. Elements of Vortex functionality have already been integrated into the Company’s Wellcome™ and CloseView™ products, which incorporate internal vision processing capabilities rather than relying on separate network devices. Key competitors include Verkada, a well-funded cloud-security platform that has raised over $700 million; Samsara (NYSE: IOT), a large public IoT platform; Axis Communications; Milestone Systems; and Avigilon, which develops enterprise video surveillance and analytics systems.

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Customer Base

Epilog’s early customer base consists primarily of consumer vehicle owners adopting the SideCar retrofit driver-assistance system, along with business customers adopting Aperis products.

Vortex and CloseView are expected to see broad adoption among businesses and property owners that require long-term video archiving and advanced video analytics.

SideCar targets vehicles equipped with existing driver-assistance features, while Vortex serves businesses that need long-term video storage and bandwidth-efficient surveillance infrastructure.

Governmental/Regulatory Approval and Compliance

The Company operates under U.S. federal, state, and local laws and regulations, which are subject to change.

Property

On January 1, 2022, the Company entered a lease agreement for research and development space located at 155 Dubois Street, Suite D, Santa Cruz, CA 95060. The term of the lease is January 1, 2022 to December 31, 2023 at the rate of $2,697 per month for the period commencing January 1, 2022 and ending December 31, 2022, and at a rate of $2,777 per month for the period commencing January 1, 2023 and ending December 31, 2023.

For the year ended December 31, 2022, rent expense of $32,844 was recognized for this lease. The remaining lease payments under this lease were paid in 2023.

The Company continued to occupy the 155 Dubois Street space for the year ended December 31, 2024 and paid $2,777 per month for a total of $33,324 in rent

The Company also leased space in San Francisco, California from a related party officer of the Company on a month to month basis at a rate of $4,500 per month. The leased space is primarily used for office space. Due to the short term nature of the lease, the Company has elected to expense the monthly payments as incurred.

Employees

The Company currently has 4 employees.

ITEM 2. MANAGEMENT ANALYSIS AND DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in this Annual Report.

RESULTS OF OPERATIONS

Year Ended December 31, 2024, Compared to Year Ended December 31, 2023

For both the years ended December 31, 2024 and 2023, Epilog did not generate any revenues as it remained focused on business development activities.

During 2024, the Company initiated early commercial outreach and limited sales efforts for its SideCar product allowing us to begin to evaluate customer interest and demand. Management determined that, given the current stage of product development, manufacturing constraints, and ongoing design refinements, the Company was unable to meet this demand at scale during the period.

Any units deployed during 2024 were provided in limited quantities for evaluation, pilot use, or under non-standard commercial terms. Accordingly, no revenue was recognized during the year ended December 31, 2024, as such activities did not meet the criteria for revenue recognition under U.S. GAAP.

Any units deployed during 2024 and through early 2026 were provided in limited quantities for evaluation, pilot use, or under non-standard commercial terms. Accordingly, no revenue was recognized during the year ended December 31, 2024, as such activities did not meet the criteria for revenue recognition under U.S. GAAP.

The Company expects to begin recognizing revenue upon transition to broader commercial availability and fulfillment under standard customer sales arrangements.

The operating expenses currently consist of: (i) advertising and promotion, (ii) general and administrative costs, (iii) payroll expenses, (iv) professional fees, (v) research and development, and (vi) depreciation and amortization. Total operating expenses equaled $523,569 for the year ended December 31, 2024 compared to $1,157,636 for the year ended December 31, 2023 a decrease of $634,067 or approximately 55%. The Company notes that this decrease was due to approximately $385,000 decrease in payroll expenses and approximately $267,000 decrease in research and development.

As a result of the foregoing, the Company generated a net loss of $531,267 for the year ended December 31, 2024 compared to $1,142,969 for the year ended December 31, 2023.

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LIQUIDITY AND FINANCIAL CONDITION

WORKING CAPITAL	December 31, 2024	December 31, 2023
Current assets	$27,624	$183,494
Current liabilities	$549,611	$415,649
Working capital	$(521,987)	$(232,155)

	For the year ended
CASH FLOWS	December 31, 2024	December 31, 2023
Cash flow used by operating activities	$(314,025)	$(1,014,312)
Cash flow used by investing activities	(3,042)	(38,593)
Cash flow provided by financing activities	172,912	397,703
Net increase (decrease) in cash during year	$(144,155)	$(655,202)

Historically, the Company has financed its operations through the sale of securities to investors. As the Company transitions to delivering products to customers, traditional lines of credit and inventory financing are expected to be secured as needed. The Company maintains a relatively low overhead. Most Company employees continue to receive a significant part of their compensation as equity payments to conserve cash for research & development, product development, and new fundraising activities.

On December 31, 2024, the Company's cash on hand was $20,954, with total assets of $352,584. Comparatively for the year ended December 31, 2023, the Company's cash on hand was $165,109, with total assets of $576,977. During the year ended December 31, 2024 the Company had a net decrease in cash of approximately $145,000 which was primarily related to ongoing operations and development of its product line.

For the periods ended December 31, 2024, and December 31, 2023, the Company had total liabilities of $549,611 and $415,649, respectively. The largest component of Company liabilities is shareholder advances which were previously used to assist with the costs of operations. On December 31, 2024, and December 31, 2023, the amount of advances outstanding is $227,525 and $227,525, respectively.

The Company has recorded losses since inception, and as of December 31, 2024, had an accumulated deficit of $4,815,790 compared to an accumulated deficit of $4,284,523 as of December 31, 2023.

The Company’s transition toward commercialization has resulted in continued use of cash resources without corresponding revenue generation during the period. While operating expenses decreased during the year, the Company expects that additional capital will be required to support scaling manufacturing, customer support infrastructure, and broader commercial rollout of its products. Absent additional capital, the Company may be forced to significantly reduce expenses and operating activities. The Company intends to fund these activities through equity financings, including ongoing crowdfunding efforts, or any other available method to the Company.

Recent Offerings of Securities and Outstanding Debt

During the year ended December 31, 2022, the Company issued 1,090,572 shares of common stock in connection with its Regulation Crowdfunding (“Reg CF”) offering. Total gross proceeds attributed to these shares were $898,022, of which $99,589 related to the collection of subscriptions receivable outstanding at the beginning of the year. The Company incurred $132,300 in offering costs associated with this issuance, resulting in net 2022 cash proceeds of $666,133.

For the year ended December 31, 2023, the Company issued a total of 352,672 shares of its common stock in conjunction with its Reg CF securities offering for $397,703, net of issuance costs of $58,795. On December 31, 2023, the Company issued a total of 9,674 shares of its common stock to StartEngine for service provided in administering the Reg CF.

For the year ended December 31, 2024, the Company issued 269,444 shares of its common stock in conjunction with its Reg CF securities offering for $172,912, net of issuance costs of $110,976.

As of December 31, 2024 and 2023, the Company had outstanding stock subscriptions receivables of $42,347 and $25,883, respectively.

Going Concern

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of December 31, 2024, the Company has limited financial resources with which to achieve the objectives and obtain profitability and positive cash flows. As shown in the accompanying balance sheets of December 31, 2024, the Company has an accumulated deficit of $4,815,790. On December 31, 2024, the Company’s working capital deficit was $521,987. The lack of sufficient working capital to meet current obligations, continuing losses and ongoing cash used by operating activity raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Achievement of the Company’s objectives will be dependent upon the ability to obtain additional financing and generate revenue from current and planned business operations, and control costs. The Company plans to fund its future operations by obtaining additional financing from investors and/or lenders.

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Trend Information

•	Market data suggest both young and older consumers have a preference towards driving less or not at all, SideCar directly addresses these preferences.

•

Wellcome was designed by the Company as a digital health assistance system in response to COVID-19, declared ended by the US government in September 2022. We expect to see a long-term need for remote health monitoring with the increasing frequency of pandemics in the 21st century.

•

CloseView assists with reducing the laborious task of managing people and vehicles in large spaces. The Company believes that the need for more efficiently managing people and vehicles in large spaces is a trend that will continue to grow. With shifting priorities (to SideCar) We expect development on CloseView will be completed in the 2025 time frame.

Specifically, the Company believes the following consumer trends contribute to the successful launch of SideCar, CloseView, and Wellcome:

•	Businesses prefer to assign repetitive tasks to machines; this saves labor costs, improves efficiency and consistency.

•	Increasing trends of urbanization mean extended commute times and traffic jams; all this favors driver assistance systems (self-driving) in the long term.

•	According to kbb.com the estimated average transaction price for a light vehicle in the US was $37,876 in February 2020, an increase of 30% compared to 2010.

•	Advanced driving features are increasingly being bundled with electric cars. Not everyone wants an electric car, and most everyone stuck in traffic jams could use driver assistance.

Off Balance Sheet Arrangements

The Company has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to its stockholders.

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers are as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/Part Time
Executive Officers
Michael Mojaver	Co-Founder/Chairman/CEO/ /Treasurer	63	June 28, 2010, until Present	Full Time
Lance Mojaver	Co-Founder/CTO/Director	31	June 1, 2015, until Present	Full Time
Marc Munford	Business Development/Secretary	63	Secretary, September 16, 2020, until present	Full Time
Kelly Stopher	CFO	63	November 5, 2021 until Present	Full time
Board of Directors
Michael Mojaver	Director	63	January 1, 2015, until Present
Lance Mojaver	Director	31	June 1, 2015 until Present
Rony Greenberg	Director	65	September 16, 2020, until present

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Michael Mojaver: Co-Founder, CEO, Treasurer and Director

Michael Mojaver is currently Epilog’s Chief Executive Officer. He has served in that position from June 2010 to the present date. Michael’s background is in starting, funding and leading technology companies in the United States and internationally. Michael has studied and worked at UC San Diego, Cornell University from 1989-1996, Fermilab and CERN (Switzerland). Michael’s first venture in 1996 was a microchip design company for vision products. Michael’s primary area of interest and continuing research is Neural Networks, AI, AR/VR. Prior to founding Epilog, he was the CEO of GIG from 2008 until 2010. Michael holds a BS in engineering and physics from University of California San Diego, obtained in 1989.

Lance Mojaver: Co-founder, CTO and Director

Lance Mojaver is currently Epilog’s Chief Technology Officer. He has served in that position from January 2015 to the present date. Lance is the principal architect and developer for device, client, and server software at Epilog. He has more than six years of experience in real-time video software, creating vision systems from initial hardware design to user-facing product. Lance is passionate about creating cutting-edge vision solutions for robotic and consumer use cases.

Marc Munford: Business development and Director

Marc Munford is Epilog’s Consumer OEM Market Channel Development. He has served in that position since 2017. Marc comes to Epilog from an extensive career in Silicon Valley startups. Previously, Marc was co-founder of NetDrive — the first Internet personal storage service (before it was called Cloud) from 1999 to 2000. Marc has built and run sales and business development for early-stage companies such as Visto/Good Technology from 2000 to 2004, Funambol from 2005 to 2012, Germain Software from 2013 to 2014, Treasure Data from 2015 to 2017, and Wollongong/Attachmate from 1995 to 1996. Marc learned to evangelize breakthrough technology when he was a software engineer early in his career working for Steve Jobs at NeXT. Marc’s younger days in football also brings Epilog connections to major sports franchise leagues.

Kelly J. Stopher, CPA, CFO

Mr. Stopher has 35 years of experience in accounting and finance. Mr. Stopher is the Managing Partner of Palouse Advisory Partners, LLC, providing Chief Financial Officer (“CFO”) services to clients. Mr. Stopher has developed strategies to implement financial management systems, internal control policies and procedures, financial reporting and modeling for numerous small-cap companies. Mr. Stopher was appointed Chief Financial Officer of Star Gold Corp. on October 20, 2010 and served through September 9, 2025. Mr. Stopher was previously also CFO for Epilog Imaging Systems, Inc. and United States Antimony Corporation. Mr. Stopher holds a Bachelor’s degree from Washington State University in Business Administration – Accounting. He started his career in public accounting with Langlow Tolles & Company, PS, a regional CPA firm based in Tacoma, WA and has worked in various accounting and finance positions of leadership including startups, reorganizations and mature companies. Mr. Stopher is also a Certified Financial Modeling Valuation Analyst.

Rony Greenberg, Director

Rony Greenberg is currently a member of the board of directors of Epilog. He was appointed in September 2020. From 2011 until present, Rony has been the Vice President of business development at eyeSight Technologies. In addition, Rony was formerly the director of Intel Capital from 2000 to 2001. Rony is a business leader with a consistent track record of delivering dramatically increased revenues, gross margin and profits. He is also experienced at efficiently orchestrating and navigating complex organizations with cross functional teams located worldwide. Rony graduated from Tel Aviv University in 1990.

Family Relationships

Michael Mojaver and Lance Mojaver are family members.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2024, Epilog paid the following annualized salaries to its executive officers:

Name	Year	Capacities in which compensation was received	Cash compensation ($)	Other compensation (shares)	Total compensation ($)
Michael Mojaver	2024	Salary	$-	250,000 shares	$-
	2023	Salary	$107,500	200,000 shares	$107,500

Lance Mojaver	2024	Salary	$61,010	200,000 shares	$61,010
	2023	Salary	$150,000	200,000 shares	150,000

For the fiscal year ended December 31, 2024, the Company paid its directors and executive officers as a group 525,000 shares. As of December 31, 2024, these shares have been allocated to the applicable directors and executives, however, the shares have not yet been issued to them.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The following table displays, as of December 31, 2024 the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the Company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the Company’s capital stock:

Beneficial owner	Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (2)	Percent of voting power
Michael Mojaver	Common Stock	Michael Mojaver	20,000,000	--	60.0%	60.0%
Lance Mojaver	Common Stock	Lance Mojaver	3,445,730	--	10.3%	10.3%

(1)	Unless otherwise noted, all address are C/O Epilog Imaging Systems, Inc., 333 W. San Carlos St., San Jose, CA 95110.
(2)

The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

12

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described within the section entitled Executive Compensation of this circular, the Company had the following transactions with “Related Persons,” as that term is defined in item 404 of Regulation SK, which includes, but is not limited to:

•	any of our directors or officers;

•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of Subordinate Shares; or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

During the year ended December 31, 2020, the Chief Executive, Director and largest shareholder of the Company advanced funds for operations. As of December 31, 2024, and December 31, 2023, the amount of advance outstanding was $227,525 and is recorded under Shareholder advance on the consolidated balance sheets. These advances accrue interest at the minimum federal statutory rate. The accrued interest balance on December 31, 2024, and December 31, 2023, was $105,748 and $103,471, respectively. Interest expense, related party for the years ended December 31, 2024 and 2023, was $2,278 and $2,275, respectively.

The Company leased office and warehouse space a related party officer of the Company. For the years ended December 31, 2024 and 2023, the Company recognized lease costs of $58,000 and $58,500, respectively, which is classified as “Occupancy and facility” on the consolidated statements of operations.

Payables to the officers of the Company for liabilities in the course of business, as of December 31, 2024, and December 31, 2023, amounted to $24,757 and $15,451, respectively, and is included in “Due to related parties” on the balance sheets.

ITEM 6. OTHER INFORMATION

Changes in Issuer’s Certifying Accountant

(a)	Resignation of Independent Accounting Firm

On July 23, 2025, the Company informed its previous auditing accountant, Fruci & Associates II, PLLC (“Fruci”), that it would not be renewing its services as the Company’s independent accounting firm.

Fruci’s audit reports on the Company’s financial statements for the fiscal year ending December 31, 2022 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to any uncertainty, audit scope or accounting principle.

During the fiscal year ended December 31, 2022 and through the subsequent date of dismissal, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Fruci on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Fruci’s satisfaction, would have caused Fruci to make reference to the matter in their report. During the fiscal year ended December 31, 2022 and through the subsequent date of dismissal there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided Fruci with a copy of this Form 1-K and requested that it provide the Company with a letter addressed to the SEC indicating whether or not Fruci agrees with the disclosures contained herein and, if not, the respects in which it is not in agreement. A copy of Fruci’s letter, dated April ☐, 2026, is filed as Exhibit 9.1 to this Form 1-K.

(b)	Appointment of Independent Accounting Firm

On July 23, 2025, the Company approved the appointment of Assure CPA, LLC (“Assure”)as the Company’s new independent accounting firm. Neither the Company nor anyone acting on its behalf has consulted with Assure regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Assure concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (iii) any matter that was either the subject of a “disagreement” or “reportable event” (as each term is defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively).

13

ITEM 7. FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Epilog Imaging Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Epilog Imaging Systems, Inc. (“the Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has limited working capital and an accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Assure CPA, LLC/

We have served as the Company’s auditor since 2025.

Spokane, Washington

April 27, 2026

F-1

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2024 (As revised -Note 9)	December 31, 2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$20,954	$165,109
Other current assets	6,670	18,385
TOTAL CURRENT ASSETS	27,624	183,494
PROPERTY AND EQUIPMENT, NET (NOTE 3)	62,855	113,628
SECURITY DEPOSIT	-	2,170
INTANGIBLE ASSETS, NET (NOTE 4)	262,105	277,685

TOTAL ASSETS	$352,584	$576,977

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$166,786	$37,425
Accrued liabilities	24,795	31,777
Accrued interest payable to shareholder (NOTE 6)	105,748	103,471
Due to related parties (NOTE 6)	24,757	15,451
Shareholder advance (NOTE 6)	227,525	227,525
TOTAL CURRENT LIABILITIES	549,611	415,649

TOTAL LIABILITIES	549,611	415,649

COMMITMENTS AND CONTINGENCIES (NOTES 7 and 8)	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock, $0.0001 par value, authorized 5,000,000 shares; none issued and outstanding	-	-
Common Stock, $0.0001 par value, authorized 50,000,000 shares; 33,332,794 and 33,063,350 shares issued and outstanding as of December 31, 2024 and 2023, respectively	3,333	3,306
Additional paid-in capital	4,657,777	4,468,428
Subscriptions receivables	(42,347)	(25,883)
Accumulated deficit	(4,815,790)	(4,284,523)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(197,027)	161,328

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$352,584	$576,977

The accompanying notes are an integral part of these consolidated financial statements.

F-2

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	December 31, 2024 (As revised-Note 9)	December 31, 2023

OPERATING EXPENSE
Advertising and promotion	$113,693	$31,674
Auto and travel	18,980	40,540
General and administrative	46,598	39,348
Insurance	10,280	11,098
Occupancy and facility	99,935	102,542
Payroll expense	76,783	461,723
Professional fees	17,742	67,410
Research and development	70,163	336,848
Gain on sale of equipment	(4,143)	-
Depreciation and amortization	73,538	66,453
TOTAL OPERATING EXPENSES	523,569	1,157,636
LOSS FROM OPERATIONS	(523,569)	(1,157,636)
OTHER INCOME (EXPENSE)
Interest expense	(8,226)	(2,275)
Other income	528	16,942
TOTAL OTHER INCOME (EXPENSE)	(7,698)	14,667
NET LOSS BEFORE INCOME TAXES	(531,267)	(1,142,969)
Provision (benefit) for income tax	-	-
NET LOSS	$(531,267)	$(1,142,969)
Basic and diluted loss per share	$(0.02)	$(0.03)
Basic and diluted weighted average number shares	33,206,402	32,982,503

The accompanying notes are an integral part of these consolidated financial statements.

F-3

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the years ended December 31, 2024 and 2023 (2024 As Revised -Note 9)

	Common stock					Total
		Par Value	Additional			Stockholders’
	Shares	$0.0001	Paid-in	Subscription	Accumulated	Equity
	Issued	per share	Capital	Receivables	Deficit	(Deficit)

BALANCE, December 31, 2022	32,635,298	$3,298	$4,045,261	$(411)	$(3,141,554)	$906,594
Reconciliation of shares outstanding, as adjusted for stock dividend	75,380	(27)	27	-	-	-
Shares issued for cash	352,672	35	481,935	(25,472)	-	456,498
Share issuance costs			(58,795)	-	-	(58,795)
Net loss	-	-	-	-	(1,142,969)	(1,142,969)
BALANCE, December 31, 2023	33,063,350	$3,306	$4,468,428	$(25,883)	$(4,284,523)	$161,328
Shares issued for cash	269,444	27	300,325	(16,464)	-	283,888
Share issuance costs	-	-	(110,976)	-	-	(110,976)
Net loss	-	-	-	-	(531,267)	(531,267)
BALANCE, December 31, 2024	33,332,794	$3,333	$4,657,777	$(42,347)	$(4,815,790)	$(197,027)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	December 31, 2024 (As revised-Note 9)	December 31, 2023
OPERATING ACTIVITIES:
Net loss	$(531,267)	$(1,142,969)
Adjustments to reconcile net loss to net cash used by operating activities
Amortization of intangible assets	43,622	35,550
Depreciation of property and equipment	29,916	30,903
Gain on sale of equipment	(4,143)	-
Changes in operating assets and liabilities:
Other current assets	11,715	110,312
Other receivables	-	20,000
Security deposit	2,170	-
Accounts payable	129,361	(66,362)
Accrued liabilities	(6,982)	(4,021)
Accrued interest payable to shareholder	2,277	2,275
Due to related parties	9,306	-
Net cash used by operating activities	(314,025)	(1,014,312)
INVESTING ACTIVITIES:
Purchase of intangible assets	(28,042)	(16,062)
Purchase of property and equipment	-	(22,531)
Proceeds from sale of property and equipment	25,000	-
Net cash used by investing activities	(3,042)	(38,593)
FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	172,912	397,703
Net cash provided by financing activities	172,912	397,703
Net increase (decrease) in cash and cash equivalents	(144,155)	(655,202)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	165,109	820,311

CASH AND CASH EQUIVALENTS AT END OF YEAR	$20,954	$165,109

The accompanying notes are an integral part of these consolidated financial statements.

F-5

EPILOG IMAGING SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

NOTE 1 - NATURE OF OPERATIONS

Epilog Imaging Systems, Inc. was incorporated on June 28, 2010, in the state of Delaware. The Company's headquarters are located in San Jose, California.

Epilog was founded with the goal of using robotics and computer vision to help humans with repetitive/robotic tasks. Specifically, the Company develops artificial intelligence (“AI”) vision products related to automobiles, self-driving, and the transportation industry. The Company is seeking to bring human quality, AI based vision driver assistance technology to millions of cars already on the road today (mobile solution) as well as queue management system for monitoring the flow of people and vehicles (stationary solution). The Company’s products offer exceptionally high image quality AI in compact and cost-efficient devices, best suited to monitoring large spaces, for example, highways, transportation hubs, parking lots and arenas.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP” and “US GAAP”).

Basis of Consolidation

These consolidated financial statements include the results of Epilog Imaging Systems, Inc and its wholly owned subsidiary Aperis AI. All intercompany transactions, balances, and expenses have been eliminated.

Going Concern

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of December 31, 2024, the Company has limited financial resources with which to achieve the objectives and obtain profitability and positive cash flows. As shown in the accompanying balance sheets of December 31, 2024, the Company has an accumulated deficit of $4,815,790. On December 31, 2024, the Company’s working capital deficit was $521,987. The lack of sufficient working capital to meet current obligations, continuing losses and ongoing cash used by operating activity raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Achievement of the Company’s objectives will be dependent upon the ability to obtain additional financing and generate revenue from current and planned business operations, and control costs. The Company plans to fund its future operations by obtaining additional financing from investors and/or lenders.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting period. Significant areas requiring the use of management assumptions and estimates relate to depreciable lives of property and equipment, amortization lives of intangible assets, and long-lived asset impairments. Actual results could differ from these estimates and assumptions and could have a material effect on the Company’s reported financial position and results of operations.

F-6

Risks and Uncertainties

As of December 31, 2024, the Company has not commenced full scale operations. The Company’s activities since inception have consisted of service and business development. Once the Company commences its planned full‐scale operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s plans or failing to profitably operate the business; recessions, downturns, changes in local competition or market conditions; governmental policy changes; or a host of other factors beyond the Company’s control. Any of these adverse conditions could negatively impact the Company’s financial position.

Cash and Cash Equivalents

The Company maintains the majority of its cash accounts at a commercial bank. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. No losses have been recognized related to the amount in excess of FDIC limit. The total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per commercial bank, at times the Company may exceed the FDIC limits.

Property and Equipment

Equipment is stated at cost. Significant improvements are capitalized. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized on a straight-line basis over either the useful life of the improvement or the remainder of the related lease term, whichever is shorter. Maintenance and repairs are charged to operations as incurred. Gains or losses on disposition or retirement of property and equipment are recognized in the year of disposal as operating expenses.

Estimated useful lives for property and equipment are as follows:

Category	Useful life
Furniture and equipment	7 years
Vehicles	5 years
Warehouse equipment	5 years
Building improvements	5 years

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, the Company compares the carrying amount of the asset group to future undiscounted net cash flows, excluding interest costs, expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

Advertising costs

The Company's advertising costs are expensed as incurred. During the years ended December 31, 2024 and December 31, 2023, the Company recognized $113,693 and $31,674, respectively in advertising costs recorded under the heading 'Advertising and promotion' in the statement of operations.

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost. Intangible assets, consisting of patents and trademarks, are recognized when it is probable that the expected future economic benefits attributable to the asset will flow to the Company. Intangible assets are initially measured at cost, which includes expenditures directly attributable to preparing the asset for its intended use (e.g., legal fees, registration fees). Patents and trademarks are considered to have definite useful lives and are subject to systematic amortization. Amortization is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful life is determined based on legal, regulatory, or contractual provisions, or other factors that limit the asset's period of benefit. For patents and trademarks under development or awaiting issuance, no amortization is recognized until the patent or trademark is legally issued or registered and ready for use. Costs incurred prior to this point are capitalized as part of the asset's cost.

F-7

Estimated useful lives for intangibles are as follows:

Category	Useful life
Website	5 years
Trademark	10 years
Patent	10-17 years

Fair Value Measurements

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Level 1 uses quoted prices in active markets for identical assets or liabilities, Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. The amount of the total gains or losses for the period are included in earnings that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date.

At December 31, 2024 and 2023, the Company had no assets or liabilities accounted for at fair value on a recurring basis.

Contingencies

In determining accruals and disclosures with respect to loss contingencies, the Company evaluates such accruals and contingencies for each reporting period. Estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be incurred, and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Earnings per share

Basic Earnings Per Share (“EPS”) is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and warrants.

For the years ended December 31, 2024 and 2023, respectively, the Company has no such dilutive instruments.

Research and Development

Research and development ("R&D") costs are expensed as incurred. R&D expenses consist primarily of personnel-related costs as well as third-party consulting fees, laboratory supplies, and allocated overhead.

The Company’s R&D activities currently focus on the design and testing. Costs associated with the development of prototypes and the establishment of technological feasibility are expensed until the criteria for capitalization—such as reaching the application development stage for software—are met. To date, no R&D costs have been capitalized.

Share-Based Compensation

All transactions in which goods or services are received for the issuance of shares of the Company’s common stock are accounted for based on the fair value of the common stock issued, which is typically based on the most recent equivalent price per share sold for cash.

F-8

Segment reporting

The Company operates as a single operating segment. All financial information is presented on a consolidated basis and reviewed by the Company’s Chairman of the Board as the Chief Operating Decision Maker (“CODM”). The CODM uses net loss, as presented in the statement of operations, to assess segment performance and allocate resources. The measure of segment assets is reported on the balance sheet as total assets.

Income Taxes

The Company accounts for income taxes using the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of (i) temporary differences between financial statement carrying amounts of assets and liabilities and their basis for tax purposes and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when management concludes that it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Equity Issuance Costs

Direct costs incurred in connection with the issuance of the Company’s equity securities are deferred until the completion of the offering. Such costs primarily consist of legal, accounting, printing, and underwriting fees. Upon the successful completion of an equity offering, these costs are recorded as a reduction of Additional Paid-in Capital (APIC) within the Consolidated Balance Sheets. Costs related to abandoned offerings are expensed to operations in the period the abandonment occurs.

New Accounting Pronouncements

Accounting Standards Updates Issued but not yet adopted

In December 2023, the FASB issued Accounting Standards Update 2023-09 (“ASU 2023-09”), Income Taxes (Topic 740): Improvement to Income Tax Disclosures, amending income tax disclosure requirements for the effective tax rate reconciliation and income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, and are applied prospectively. Early adoption and retrospective application of the amendments are permitted. The Company is evaluating this update and has not yet determined the impact of this update on our financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosure about the types of costs and expenses included in certain expense captions presented on the income statement. The new disclosure requirements are effective for the Company's annual periods for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted, and may be applied either prospectively or retrospectively. The Company is currently evaluating the ASU to determine the impact on its financial statements and disclosures.

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board ("FASB") that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

F-9

NOTE 3–PROPERTY AND EQUIPMENT

The following is a summary of the Company’s property and equipment at December 31, 2024 and December 31, 2023.

	December 31, 2024	December 31, 2023
Furniture and equipment	$92,611	$92,611
Vehicles	104,725	125,582
Warehouse equipment	9,902	9,902
Building improvements	5,000	5,000
Property and equipment, at cost	212,238	233,095
Accumulated depreciation	(149,383)	(119,467)
TOTAL PROPERTY AND EQUIPMENT	$62,855	$113,628

Depreciation expense for property and equipment for the years ended December 31, 2024 and 2023, were in the amount of $29,916 and $30,903, respectively.

NOTE 4 –INTANGIBLE ASSETS

The following is a summary of the Company’s intangible assets at December 31, 2024 and December 31, 2023

	December 31, 2024	December 31, 2023
Website	$10,000	$10,000
Trademarks issued	17,395	16,485
Patents issued	314,329	580,084
Intangible assets, at cost	341,724	606,569
Accumulated amortization	(205,450)	(444,702)
	136,274	161,867
Trademarks pending	9,805	7,271
Patents pending	116,026	108,547
TOTAL INTANGIBLE ASSETS	$262,105	$277,685

Amortization expenses for intangible assets for the fiscal years ended December 31, 2024, and December 31, 2023, were $43,622 and $35,550, respectively.

Estimated amortization expense for the years subsequent to December 31, 2024 is as follows:

Year ending
December 31, 2025	$21,052
December 31, 2026	12,334
December 31, 2027	12,020
December 31, 2028	11,991
December 31, 2029	11,991
Thereafter	66,886
TOTAL	$136,274

F-10

NOTE 5 - INCOME TAXES

There was no income tax provision (benefit) for the years ended December 31, 2024 and 2023, due to continued operating losses incurred by the Company. The components of the Company’s net deferred tax assets are as follows:

	December 31, 2024	December 31, 2023

Net operating loss carryforward	$1,328,401	$1,180,175
Other	-	3,545
Total deferred tax assets	1,328,401	1,183,720
Deferred tax liability
Other	(15,774)	-
	1,312,627	1,183,720
Valuation allowance	(1,312,627)	(1,183,720)
NET DEFERRED TAX ASSETS	$-	$-

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax assets, a valuation allowance equal to 100% of the deferred tax assets has been recorded at December 31, 2024 and 2023.

.

A reconciliation between the statutory federal income tax rate and the Company’s tax provision (benefit) is as follows:

	December 31, 2024		December 31, 2023
Amount computed using the statutory rate	$(111,566)	(21.0)%	$(240,023)	(21.0)%
Effect of state taxes	(37,102)	(7.0)	(79,821)	(7.0)
Non-deductible/taxable items	19,761	3.7	8,021	0.7
Change in prior year estimate	-	-	70,569	6.2
Change in valuation allowance	128,907	24.3	241,254	21.1
TOTAL INCOME TAX PROVISION (BENEFIT)		$-	$-	-

At December 31, 2024, the Company had federal and state net operating loss carry forwards of approximately $4,700,000. Utilization of some of the federal and state NOL carryforwards to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the carryforwards. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will continue indefinitely. State net operating loss carryforward expires in 2040 to 2044.

The Company has evaluated all tax positions for open years and has concluded that they have no material unrecognized tax benefits or penalties. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date. The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and penalties within operating expenses. The Company’s federal income tax returns for fiscal years 2022 through 2024 remain open and subject to examination. Tax attributes from prior years can be adjusted during an IRS audit.

NOTE 6– RELATED PARTY TRANSACTIONS

During the year ended December 31, 2020, the Chief Executive, Director and largest shareholder of the Company advanced funds for operations. As of December 31, 2024, and December 31, 2023, the amount of advance outstanding was $227,525 and is recorded under Shareholder advance on the consolidated balance sheets. These advances accrue interest at the minimum federal statutory rate. The accrued interest balance on December 31, 2024, and December 31, 2023, was $105,748 and $103,471, respectively. Interest expense, related party for the years ended December 31, 2024 and 2023, was $2,277 and $2,275, respectively.

F-11

The Company leased office and warehouse space from a member of its Board of Directors. For the years ended December 31, 2024 and 2023, the Company recognized lease costs of $58,000 and $58,500, respectively, which is classified as “Occupancy and facility” on the consolidated statements of operations.

Payables to the officers of the Company for liabilities in the course of business, as of December 31, 2024, and December 31, 2023, amounted to $24,757 and $15,451, respectively, and is included in “Due to related parties” on the balance sheets.

NOTE 7– COMMITMENTS AND CONTINGENCIES

The Company has no long-term leases in place, and all lease terms are on a short-term basis as of December 31, 2024 and 2023, respectively. Rent expense which is included in “Occupancy and facility” on the consolidated statements of operations for the fiscal year ended December 31, 2024, and December 31, 2023, were in the amount of $91,001 and $92,564, respectively.

NOTE 8 – STOCKHOLDERS’ EQUITY

Common Stock

On February 4, 2025, the Company effected a two for one (2:1) stock split of its issued and outstanding shares of common stock. In connection with the split, all shares of common stock, per-share and amounts for all periods presented have been adjusted retrospectively to reflect this stock split. The stock split did not impact the total stockholders’ equity or the par value per share, however, did increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.

On September 14, 2020, the Company’s Board of Directors approved an annual allocation of 1,340,000 shares of common stock to be awarded to key individuals. The issuance of these shares is subject to the formal adoption and approval of an equity share award plan. As of December 31, 2024, and 2023, the Company had not yet approved a formal plan; therefore, no grant date has been established, no shares have been issued, and no compensation expense has been recognized in the accompanying financial statements. For the years ended December 2024 and 2023, the Company allocated 1,250,000 and 1,250,000, respectively. At December 31, 2024 and 2023, total allocated shares are 7,773,334 and 6,523,334, respectively.

For the year ended December 31, 2023, the Company issued a total of 352,672 shares of its common stock in conjunction with its Regulation Crowdfunding (“Reg CF”) securities offering for $397,703, net of issuance costs of $58,795. On December 31, 2023, the Company issued a total of 9,674 shares of its common stock to StartEngine, LLC for service provided in administering the Reg CF.

For the year ended December 31, 2024, the Company issued 269,444 shares of its common stock in conjunction with its Reg CF securities offering for $172,912, net of issuance costs of $110,976.

As of December 31, 2024 and 2023, the Company had outstanding stock subscriptions receivables of $42,347 and $25,883, respectively.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001. As of December 31, 2024, and December 31, 2023, no preferred shares have been issued nor outstanding.

NOTE 9 - REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the re-audit of the Company’s 2024 financial statements, management identified certain errors in the previously issued 2024 financial statements. These errors primarily related to period-end cutoff for accounts payable, the classification of equity offering costs, the calculation of intangible asset amortization, and certain clerical inaccuracies. While the reclassification of offering costs increased the reported net loss, it had minimal impact on total stockholders’ equity (deficit).

F-12

The Company evaluated these errors in accordance with Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements, and concluded that they were not material, individually or in the aggregate, to the previously issued financial statements. The Company has revised the 2024 financial information presented herein to correct these items.

The revisions had the following impact on the Company's consolidated balance sheet, statement of operations, and statement of cash flows as of and for the year ended December 31, 2024.

Impact on Consolidated Balance Sheet

	As of December 31, 2024
	As Previously
	Reported	Adjustment	As Revised
Intangible Assets, net	$249,946	$12,159	$262,105
Total Assets	340,692	11,892	352,584
Total Liabilities	491,745	57,866	549,611
Accumulated Deficit	4,719,905	95,885	4,815,790
Total Equity (Deficit)	(151,053)	(45,974)	(197,027)

Impact on Consolidated Statement of Operations

	For the year ended December 31, 2024
	As Previously
	Reported	Adjustment	As Revised
Loss from Operations	$439,494	$84,075	$523,569
Net Loss	443,048	88,219	531,267
Basic and Diluted Loss per Share	(Not reported)	0.02	0.02

Impact on Consolidated Statements of Cash Flow:

	For the year ended December 31, 2024
	As Previously
	Reported	Adjustment	As Revised
Cash flows from operating activities	$(298,650)	$(15,375)	$(314,025)
Cash flows from investing activities	24,325	(27,367)	(3,042)
Cash flows from financing activities	130,437	42,475	172,912

NOTE 10 - SUBSEQUENT EVENTS

Subsequent to December 31, 2024, the Company issued 7,819,289 shares of its common stock in conjunction with its Reg CF securities offering for gross proceeds of $3,888,548.

F-13

ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit No.	Description
2.1	Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A filed on October 1, 2020)
2.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A filed on October 1, 2020)
6.1	Lease Agreement dated January 1, 2022.
6.2	Epilog and Jabil Ultimax Prototype Statement of Work dated September 12, 2018 (incorporated by reference to Exhibit 6.2 to the Offering Statement on Form 1-A filed on October 1, 2020)
9.1	Letter to Securities and Exchange Commission from Fruci & Associates II, PLLC dated April 27, 2026

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EPILOG IMAGING SYSTEMS, INC.

Date: April 27, 2026	/s/ Michael Mojaver
Name: Michael Mojaver
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Michael Mojaver
Michael Mojaver, Chief Executive Officer and Director Date: April 27, 2026

/s/ Kelly Stopher
Kelly Stopher Chief Financial Officer Chief Accounting Officer
Date: April 27, 2026

/s/ Lance Mojaver
Lance Mojaver, Chief Technology Officer and Director
Date: April 27, 2026

/s/ Rony Greenberg
Rony Greenberg,
Director
Date: April 27, 2026

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